Exhibit 97.1
HERTZ GLOBAL HOLDINGS, INC.

Covered Officer Compensation Clawback Policy
Effective as of October 2, 2023

Capitalized terms are used as defined in this Policy.
A.Purpose
The Board of Directors (the “Board”) of Hertz Global Holdings, Inc. (the “Company”) has adopted this Compensation Clawback Policy (the “Policy”) to empower the Company to recover Covered Compensation erroneously awarded to a Covered Officer in the event of an Accounting Restatement.
The adoption of this Policy is as required pursuant to the listing standards of The Nasdaq Stock Market (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act.
Notwithstanding anything in this Policy to the contrary, at all times this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding Covered Compensation recovery requirements (collectively, the “Final Guidance”).
Questions regarding this Policy should be directed to the Company’s General Counsel.
B.Application
    This Policy applies to the Company’s Covered Officers.
“Covered Officer” means any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or its Compensation Committee (the “Committee”). Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
The Committee may also deem, by resolution or formal policy, other individuals with a title of at least Vice President (or any other title of substantially similar status) to also be a Covered Officer for purposes of this Policy.
C.Policy Statement
    Unless a Clawback Exception set forth in Section F applies, the Company will recover, reasonably promptly, from each Covered Officer, the Covered Compensation Received by such individual in the event that the Company is required to prepare an Accounting Restatement.
If a Clawback Exception applies with respect to a Covered Officer, the Company may forgo such recovery under this Policy from such Covered Officer.
The Company’s rights of recovery under this Policy shall not preclude any other remedies or rights that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any agreement with or policy applicable to a Covered Officer.
D.Definitions

1.“Accounting Restatement” means an accounting restatement that is prepared due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.“Covered Compensation” means the amount of Incentive-Based Compensation Received during the applicable Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts. All determinations of Covered Compensation Received shall be computed without regard to any taxes paid (i.e., on a gross basis).
3.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
4.“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such a measure. Stock price and total shareholder return are also Financial Reporting Measures.
5.Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
6.“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period shall be deemed to be a completed fiscal year).
7.The “Trigger Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.
E.Additional Information on “Incentive-Based Compensation”
1.For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the incentive-Based Compensation was Received. The Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.
2.For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan (other than tax-qualified retirement plans), including long term disability, life insurance, and supplemental executive retirement plans, and includes any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
3.“Incentive-Based Compensation Received” by a Covered Officer will only qualify as Covered Compensation under this Policy if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.
F.Clawback Exceptions
    The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless one of the following conditions are met and the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):
1.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
2.recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or
3.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans.
G.Prohibitions
    The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.
H.Administration and Interpretation
    The Committee will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
    The Committee will have the authority to offset any compensation or benefit amounts that become due to a Covered Officer to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.
    Any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date of this Policy by the Company with a Covered Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Officer to abide by the terms of this Policy as in effect from time to time, or any successor policy. Furthermore, each Covered Officer, upon being so designated or assuming such position, may be required to execute and deliver to the Company’s General Counsel an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.
I.Disclosure
    This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

HERTZ GLOBAL HOLDINGS, INC.
Compensation Clawback Policy Acknowledgment and Consent
    The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Covered Officer Compensation Clawback Policy of Hertz Global Holdings, Inc. (the “Company”), and the Supplemental Compensation Clawback Policy of the Company, each as effective as of October 2, 2023, and as adopted by the Company’s Board of Directors (together, the “Policy”).
    Pursuant to the Policy, the undersigned hereby:
•acknowledges that he or she has been designated as (or assumed the position of) a “Covered Officer” or “Covered Employee” as defined in the Policy;
•acknowledges and consents to the Policy;
•acknowledges and consents to be bound by the terms of the Policy;
•agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy; and
•agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name: [NAME]

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Date: [DATE]